                                                                                            Exhibit 99.1

[Missing                             Investors:             Betsy Brod
Brod Group LLC
(212) 750-5800

MILLENNIUM CELL REPORTS FOURTH QUARTER AND
FULL YEAR RESULTS
~ Commercial Launch of HydroPakTM Power Expected in Second Half of 2008 ~
~ PowerSkin™ Fuel Cells Now Commercial Ready ~

Eatontown, NJ—February 28, 2008 — Millennium Cell Inc.(NASDAQ: MCEL), a leading developer of hydrogen battery technology today reported a net loss for the quarter ended December 31, 2007 of $1.6 million, or $0.02 per share, as compared to $2.8 million, or $0.06 per share in the same period of 2006. The improvement in net loss in the fourth quarter of 2007 was directly attributable to revenues and cost absorption from a multi-year system development contract with the U.S. Army which will continue into 2008 and from services provided to our licensing partners.

The Company reported a net loss for the year ended December 31, 2007 of $10.1 million, or $0.17 per share, as compared to $12.3 million, or $0.25 per share for the year ended December 31, 2006.   The improvement in net loss year over year was primarily attributable to the decline in non-cash charges associated with our joint development program with The Dow Chemical Company and an increase of approximately $0.5 million in revenues in 2007 from 2006.  Despite the increased revenues, cash used in operating activities increased slightly to $7.5 million in 2007 from $7.3 million in 2006 due to increased spending on development of the Company’s Solid State HOD™ architecture development.

“2007 was a year of significant change for Millennium Cell.  We began 2007 as a licensing company focused on getting to market through our licensees.  However, we ended the year as a product focused company having made investments in Horizon and our subsidiary Gecko, our two fuel cell technology partners.  The shift towards a product focus and away from licensing was driven not only by our concern with the pace of development but also with the lack of control we had with respect to the timing and scope of commercialization of our licensee’s products,” said H. David Ramm, Millennium Cell Chief Executive Officer.

“We began to take steps late in 2006 to develop products on our own with the completion of the acquisition of Gecko Energy Technologies, a fuel cell company. We quickly integrated their operations and staff into Millennium Cell.  As a result of these efforts, we are now ready to sample PowerSkinTM fuel cells to OEM’s in several commercial markets,” continued Mr. Ramm.  “While we were successful in defraying research costs through funded programs for the U.S. military and our licensees, we were dissatisfied with the pace of commercialization and wanted to accelerate it in order to generate revenues for the Company.”

“Last August, we started working with Horizon Fuel Cells, headquartered in Singapore, on the development of power systems combining their fuel cell technology with our hydrogen cartridge products.  In October, they demonstrated our first combined prototype power system at CEATEC Japan, the largest international exhibition in Asia featuring electronics and information technology.  We realized at that point that this collaboration could speed our time to market,” noted Mr. Ramm.  “As a result, we formed a closer relationship which included the mutual exchange of equity.  And, in January of 2008, we demonstrated our HydroPak products at the Consumer Electronics Show for the first time.”

“Together with Horizon, we are developing low cost, high performance power solutions, initially targeted for emergency and remote power applications. At CES, we demonstrated a 25 watt generator, the HydroPakTM, and a 3 watt product called the HydroPak MiniTM. In addition to the media attention received at the show, we generated significant interest from potential distributors and OEM’s from all over the world.  We are currently in the process of obtaining UL listing for the 25 watt product and anticipate a commercial launch of the product in the second half of 2008. Millennium Cell will assume primary distribution responsibilities for this product in the United States.  In addition, the Company will receive royalties for sales of HydroPakTM cartridges by Horizon outside of the United States.

“While the focus of our product development work recently has been on the HydroPak, we also are developing thin, inexpensive PowerSkinTM fuel cells,” continued Mr. Ramm.  “PowerSkinTM hydrogen batteries will be smaller and longer lasting than currently available batteries and will be used to power portable electronic devices in the emergency, recreational and hobby markets.  The progress that has been made by our team to improve the performance and reliability has put us in a position to offer PowerSkinTM fuel cell evaluation kits to potential military and commercial customers.  In addition, the Company recently received funding for a test market program of its LED light and device charger as part of phase II of the Greater Columbia Fuel Cell Challenge.  We will use the data collected from the testing as a basis for launching a product in 2009.  We value the support the State of South Carolina and the City of Columbia have given Millennium Cell in providing the framework for a successful test for our products.”

”Finally, we recently obtained waivers from our note holders to provide us additional flexibility so that our stock may be quoted on the OTC Bulletin Board in addition to NASDAQ.  As we have said previously, we are committed to remaining on NASDAQ and will continue to work towards this goal and to improving the market price of our shares.  In addition, we are exploring financing options to obtain the necessary capital to execute our aggressive commercialization plan for HydroPak and PowerSkin products and we look forward to updating shareholders on our progress soon,” concluded Mr. Ramm.

The Company will host a conference call on February 28, 2008 at 10:00 a.m., EST to discuss its fourth quarter and year-end results. Interested parties may listen to the live teleconference by dialing 1-877-317-6701 and entering pass code 9635343. A telephonic replay of the conference call will also be available through March 7, 2008, by calling 1-877-344-7529 and entering pass code 9635343.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

About Millennium Cell
Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit www.millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell's current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate," "on target" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell's expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell's hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell's ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell's ability to protect its intellectual property; (vi) Millennium Cell's ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell's ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell's ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell's ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell's ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption "Investment Considerations" in Millennium Cell's Annual Report on Form 10-K for the year ended December 31, 2006.

More…

Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
Statement of Operations	Dec.,07	Dec.,06	Dec.,07	Dec.,06
Revenue	$0.7	$0.1	$0.8	$0.2
Cost of revenue	0.7	0.1	0.8	0.2
Gross margin	-	-	-	-

Product development and marketing	0.7	0.5	3.5	3.0
General and administrative	1.3	1.2	4.0	3.9
Non-cash charges	0.2	0.5	1.5	3.5
Depreciation and amortization	0.2	0.2	0.8	0.5
Research and development	0.2	0.7	0.6	0.9
Total operating expenses	2.6	3.1	10.4	11.8

Loss from operations	(2.6)	(3.1)	(10.4)	(11.8)
Equity in losses of affiliate	-	0.1	-	0.3
Interest expense	-	0.2	0.6	0.8
Loss before income taxes	(2.6)	(3.4)	(11.1)	(12.9)
Benefit from income taxes	1.0	0.6	1.0	0.6
Net loss	$(1.6)	$(2.8)	$(10.1)	$(12.3)

Net loss per share	$(0.02)	$(0.06)	$(0.17)	$(0.25)
Weighted-average number of shares outstanding	67.1	49.3	58.4	48.3

More…

Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Dec., 07	Dec., 06
Unrestricted cash (1)	$3.5	$4.4
Restricted cash (2)	0.6	1.0
Accounts receivable	0.6	0.6
Fixed assets, net	0.1	0.3
Intangibles, net	2.8	3.3
Investment in Horizon, (at cost)	5.0	-
Other assets	0.5	0.3
Total assets	$13.1	$9.9

Accounts payable and accrued expenses	$1.7	$1.4
Unsecured debentures, net of discount	5.0	0.4
Preferred Stock - Series C, net of discount	0.4	4.7
Other liabilities	0.6	0.5
Stockholders' equity	5.4	2.9
Total liabilities and stockholders' equity	$13.1	$9.9

(1) Decrease in cash from $4.4 (Dec.,06) to $3.5 (Dec.,07) was $0.9 million:
($7.5) consumed in operations + ($ 0.1) working capital + 0.4 in investing activities +
$6.3 cash provided by financing activiites

(2) Cash restricted is collateral for facility lease ($0.6).